Exhibit 99.1

pdvWireless Files Comments on FCC Notice of Inquiry

WOODLAND PARK, NJ – 10/3/17 – pdvWireless, Inc., (the "Company") (NASDAQ: PDVW), a wireless communications carrier focused on developing and offering private network and mobile communication solutions for businesses, today announced that together with the Enterprise Wireless Alliance, it has filed comments at the Federal Communications Commission ("FCC") related to the previously issued Notice of Inquiry ("NOI"). The NOI opened a proceeding “to examine whether any rule changes may be appropriate to increase access to spectrum, improve spectrum efficiency, and expand flexibility in the 896-901/935-940 MHz band”. The full text of the comments is available via the following link https://ecfsapi.fcc.gov/file/100312461354/EWA-PDV%20NOI%20Comments%2017-200%20%2010-02-17.pdf.  The FCC has indicated that reply comments related to the NOI are due by November 1, 2017.

About pdvWireless, Inc.

pdvWireless, Inc. is a private wireless communications carrier focused on utilizing its spectrum assets to develop and offer next generation network and mobile communication solutions to critical infrastructure and enterprise customers.  It is the largest holder of licensed nationwide spectrum in the 900 MHz band in the United States and is pursuing a regulatory process that seeks to modernize a portion of the 900 MHz band to accommodate the future deployment of broadband technologies and services.  pdvWireless operates private push-to-talk (“PTT”) networks in major markets throughout the United States and, by combining its PTT services with its patented and industry-validated SaaS technology, is improving team communication and field documentation across a wide array of industries, including transportation, distribution, construction, hospitality, waste management and field service. pdvWireless’ mobile workforce applications increase the productivity of field-based workers and the efficiency of their dispatch and call center operations.  pdvWireless' Chairman, Brian McAuley, and Vice Chairman, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in two-way radio operations and successfully developing regulatory driven spectrum initiatives to address the unmet wireless communications needs of businesses. pdvWireless is headquartered in Woodland Park, New Jersey.

Contacts

pdvWireless, Inc.

Natasha Vecchiarelli

Investor Relations Manager

pdvWireless, Inc.

973-531-4397

ir@pdvwireless.com